EXHIBIT 16

March 23, 2010

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission

Mail Stop 11-3

100 F Street NW

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 Changes in Registrant’s Certifying Accountant of Flexible Solutions International, Inc.’s Form 8-K to be dated March 23, 2010 and have the following comment:

We agree with all of the statements regarding our firm in the Form 8-K.

Yours truly,

/s/ MEYERS NORRIS PENNY LLP